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                                                                    EXHIBIT 11.1

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                    Computation of Diluted Earnings Per Share
                    (In thousands, except per share amounts)

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                                                                  Three Months Ended
                                                                       March 31,
                                                                  2000         1999
                                                              ------------   --------

DLJ COMMON STOCK

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Weighted Average Common Shares:
   Average Common Shares Outstanding ..................        126,850        123,837
   Average Restricted Stock Units Outstanding .........            421          1,443
   Average Common Shares Issuable Under
     Employee Benefit Plans ...........................         11,195         12,570
                                                              --------       --------

Weighted Average Common Shares Outstanding ............        138,466        137,850
                                                              ========       ========

Earnings:
    Net Income ........................................       $245,200       $121,650
     Less: Preferred Stock Dividend Requirement .......          5,289          5,289
           Earnings Applicable to Common Shares-DLJdirect        2,437             --
                                                              --------       --------

Earnings Applicable to Common Shares ..................       $237,474       $116,361
                                                              ========       ========


Diluted Earnings Per Common Share .....................       $   1.72       $   0.84
                                                              ========       ========

DLJDIRECT COMMON STOCK

Weighted Average Common Shares:
    Average Common Shares Outstanding .................         18,400
   Average Common Shares Issuable Under
     Employee Benefit Plans ...........................             82
                                                              --------

Weighted Average Common Shares Outstanding ............         18,482
                                                              ========

Earnings Applicable to Common Shares ..................       $  2,437
                                                              ========

Diluted Earnings Per Common Share .....................       $   0.13
                                                              ========
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